Exhibit 24


POWER OF ATTORNEY

	The person whose signature appears below hereby appoints James S. Hamman, Jr., Patrick H. Dudasik and John P. Calamos and each of them, any of whom may act without the joinder of the others, as such person's attorney-in-fact to sign and file on such person's behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of Calamos Convertible and High Income Fund.

Signature                       Title                   Date

/s/David D. Tripple             Trustee                 January 1, 2006
David D. Tripple